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                                [CARAUSTAR LOGO]


FOR IMMEDIATE RELEASE
OCTOBER 9, 2002
                                                     CONTACT: Barry A. Smedstad
                                                              Vice President,
                                                              Human Relations
                                                              (770) 948-3101


            CARAUSTAR NAMES RON DOMANICO NEW CHIEF FINANCIAL OFFICER

         ATLANTA, GEORGIA - Caraustar Industries, Inc. (Nasdaq-NMS Symbol:
CSAR) today announced that Ronald J. Domanico has joined the company as its new Vice President and Chief Financial Officer, effective October 8, 2002.

         From 1981 to 2000, Mr. Domanico worked for Kraft Foods and Nabisco in a succession of progressively more senior financial management, planning, business development and operations roles. His most recent position was Executive Vice President and Chief Financial Officer of AHL Services, Inc. in Atlanta.

         "We are delighted to have Ron join our team," said Thomas V. Brown, Caraustar's President and Chief Executive Officer. "Ron brings a wealth of financial management and related experience that we are confident will serve Caraustar well."

         Mr. Domanico replaces H. Lee Thrash, III, who has been Caraustar's CFO since 1986. Mr. Thrash will remain available to perform special projects for the company but has resigned as CFO to pursue other business opportunities and personal interests. Tom Brown said, "Lee was instrumental in taking our company public in 1992 and has played a significant role in Caraustar's development since that time. We wish Lee the best in his future endeavors."

         Caraustar, a recycled packaging company, is one of the largest and lowest-cost manufacturers and converters of recycled paperboard and recycled packaging products in the United States. The company has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar is the only major packaging company that serves the four principal recycled paperboard product markets: tubes, cores and cans; folding carton and custom packaging; gypsum wallboard facing paper; and miscellaneous "other specialty" and converted products.


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        PHONE 770 . 948 . 3101 . P. O. BOX 115 . AUSTELL, GA 30168-0115
              3100 JOE JERKINS BOULEVARD . AUSTELL, GA 30106-3227
                               www.caraustar.com